Exhibit 99.1


                            Explanation of Responses


(1) These securities were received upon conversion of other securities of the Issuer, as further described herein.

(2) These shares of Common Stock, par value $0.001 per share, of the issuer ("Common Stock") are held directly by Oracle Investment Management, Inc. (the "Investment Manager"), Oracle Partners, L.P. ("Oracle Partners") and Oracle Institutional Partners, L.P. ("Oracle Institutional"). Mr. Larry N. Feinberg ("Mr. Feinberg") is the sole shareholder and president of the Investment Manager and is the senior managing member of Oracle Associates, LLC, the general partner of Oracle Partners and Oracle Institutional (the "General Partner"). In accordance with instruction 4(b)(iv), the entire number of shares of Common Stock that may be deemed to be beneficially owned by Mr. Feinberg by virtue of his position with the Investment Manager and the General Partner is reported herein. Mr. Feinberg disclaims any beneficial ownership of the securities held by Oracle Partners and Oracle Institutional for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of Mr. Feinberg's pecuniary interest.

(3) The shares of Series C 8% Cumulative Redeemable Convertible Preferred Stock ("Series C Preferred Stock") to which this note relates (173,436 shares of Series C Preferred Stock) were held directly by the Investment Manager. Upon the closing of the initial public offering of the Issuer on February 6, 2004 (the "IPO Closing") the Series C Preferred Stock was converted into Common Stock at the rate of 8.5 shares of Common Stock for each share of Series C Preferred Stock. In addition, upon such conversion accrued but unpaid dividends on such Series C Preferred Stock were paid to the holders thereof in such number of shares of Common Stock as if (i) such dividends were used to purchase Series C Preferred Stock at a valuation of $57.658 per share and (ii) such purchased shares of Series C Preferred Stock were then converted into Common Stock at the 8.5 to 1 ratio.

(4) The shares of Series D 8% Cumulative Redeemable Convertible Preferred Stock ("Series D Preferred Stock") and Series E 8% Cumulative Redeemable Convertible Preferred Stock ("Series E Preferred Stock") to which this note relates (74,894 shares of Series D Preferred Stock and 16,478 shares of Series E Preferred Stock) were held directly by Oracle Partners and Oracle Institutional. Upon the IPO Closing, the Series D Preferred Stock was converted into Common Stock at the rate of 8.61249051 shares of Common Stock for each share of Series D Preferred Stock. In addition, upon such conversion accrued but unpaid dividends on such Series D Preferred Stock were paid to the holders thereof in such number of shares of Common Stock as if (i) such dividends were used to purchase Series D Preferred Stock at a valuation of $66.762 per share and (ii) such purchased shares of Series D Preferred Stock were then converted into Common Stock at the 8.61249051 to 1 ratio. Upon the IPO Closing, the Series E Preferred Stock was converted into Common Stock at the rate of 8.5 shares of Common Stock for each share of Series E Preferred Stock. In addition, upon such conversion accrued but unpaid dividends on such Series E Preferred Stock were paid to the holders thereof in such number of shares of Common Stock as if (i) such dividends were used to purchase Series E Preferred Stock at a valuation of $60.692 per share and (ii) such purchased shares of Series E Preferred Stock were then converted into Common Stock at the 8.5 to 1 ratio.

(5) The shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock to which this note relates were immediately exercisable and had no expiration date.

(6) As the transactions reported herein involve the conversion of a derivative security, no information is required to be included in column 8 of Table II, in accordance with instruction 4(c)(iii).